Exhibit 99.3

CONSENT OF INDEPENDENT VALUER

We hereby consent to the references to our name and the description of our role in the valuation of the debt obligations of Hines Global REIT, Inc. and its subsidiaries being included in this Registration Statement on Form S-3 of Hines Global REIT, Inc., and the related prospectus and being incorporated by reference in this Registration Statement on Form S-3 of Hines Global REIT, Inc., and the related prospectus from Hines Global REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 27, 2014.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

April 24, 2014	/s/ Jones Lang LaSalle
Jones Lang LaSalle